        Exhibit 11.1

INSIDER TRADING POLICY

APPROVED: December 13, 2023

1.Purpose
Mynd.ai, Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Insider Trading Policy (this “Policy”) with respect to Transactions (as defined below) in the Company’s Securities (as defined below), as well as the Securities of publicly traded companies with which the Company has a business relationship, for the purpose of promoting compliance with applicable laws, rules and regulations by its directors, officers, employees and designated contractors. Refer to Section 12 below for the definitions of capitalized terms used throughout this Policy.
Federal and state securities laws prohibit the purchase or sale of a company’s Securities by anyone who is aware of MNPI. These laws also prohibit anyone who is aware of MNPI from disclosing this information to others who may trade. Companies and their controlling persons (for instance, directors and officers) may also be subject to liability if they fail to take reasonable steps to prevent insider trading by Company personnel.
The adverse consequences for insider trading violations can be staggering and include potential criminal and civil liability and/or disciplinary action. Penalties for insider trading include fines of up to $5.0 million, jail sentences of up to twenty (20) years and civil penalties of up to three (3) times the profit gained or loss avoided. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when an individual did not profit from the trading or disclosure. The SEC, stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading, and there is a very high likelihood that federal or other regulatory authorities will detect and prosecute insider trading violations involving even small dollar amounts.
Individuals who violate this Policy shall be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity plans or termination of employment for cause. In addition, if the Company becomes aware of a violation of this Policy, the Company may inform the appropriate governmental authorities. In determining consequences resulting from a violation of this Policy, the Compliance Officer will consider a number of factors, including, but not limited to, the individual’s culpability, cooperation with the investigation, the individual’s past violations, if any, consistency with consequences for other violations, if any, the availability of restitution, penalties assessed by regulators, the need for deterrence and extent of the harm to the Company, including the impact on Company culture.
2.Scope
This Policy applies to all directors, officers, employees or designated contractors of the Company or its subsidiaries (each, a “Covered Person,” or “you”).
This Policy also applies to each Covered Person’s family members who reside with them, anyone else who lives in such Covered Person’s household, and any family members who do not live in the Covered Person’s household but whose Transactions in Securities are directed, influenced or controlled by such Covered Person (such as parents or children who consult with the Covered Person before they trade in Securities) (collectively, “Covered Family Members”). In addition, this Policy applies to all corporations, partnerships, limited liability companies, trusts and other entities whose Transactions in Securities are directed, influenced or controlled by any Covered Person. All such Covered Family Members and entities are considered Covered Persons for purposes of this Policy to the same extent as if they were directors, officers, employees or designated contractors, as applicable, of the Company or its subsidiaries.
The portions of this Policy relating to trading while in possession of MNPI, and the disclosure of that information to others, continue to apply to Transactions in Securities even after termination of employment or association with the Company, if the MNPI was obtained as the result of your role as a Covered Person. In addition, if you are subject to a Blackout Period, you must abide by the applicable trading restrictions until at least the end of each applicable trading restriction.
3.Material Non-Public Information
For purposes of this policy, “material non-public information” or “MNPI” means any Material information about a company that is non-public.
Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell Securities. Any information that could reasonably be expected to affect the price of the Security is Material. The information may be positive or negative. Common examples of information that may be Material include:
•information regarding financial results, financial condition and financial forecasts, including estimates of financial results or changes in previously announced estimates of financial results;
•significant proposed mergers, acquisitions, investments or divestitures;
•gain or loss of significant customers or suppliers;
•entry into, renewal, termination or changes to significant contracts;
•layoffs or restructurings;
•cybersecurity incidents and data breaches;
•developments in significant litigation or government investigations;
•public or private debt or equity offerings;
•significant changes in senior management or board of directors;
•new product or service offerings; or
•capital allocation developments, such as share repurchases and dividends.
It is not possible to define all categories of Material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is Material. Further, the Materiality of particular information is subject to reassessment on a regular basis. Therefore, it is important to “play it safe” and assume information is Material if you are in doubt and consult with the Compliance Officer.
Information is “Non-Public” until the information is broadly disseminated in a manner sufficient to ensure its availability to the investing public generally, without favoring any special person or group. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about the Company should not be considered public until at least two full trading days have passed following its formal release to the market.
4.Transacting in Securities While in Possession of MNPI Is Prohibited
1.1You are prohibited from engaging in any Transaction in the Company’s Securities while aware of MNPI about the Company. It makes no difference whether or not you relied upon or used MNPI in deciding to trade—if you are aware of MNPI about the Company, the prohibition applies.

1.2You are also prohibited from engaging in Transactions in Securities of other publicly traded companies with which the Company has a business relationship while aware of MNPI about those companies learned in connection with your role as a Covered Person. Such MNPI may include, but is not limited to, negotiations over mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements.
1.3These prohibitions do not apply to:
1.1.1Transactions made pursuant to a 10b5-1 Plan meeting the requirements of Section 9 below.
1.1.2The exercise of stock options or option-like awards if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options.
1.1.3The Company’s withholding of Securities underlying equity awards to satisfy tax withholding requirements.
1.1.4Transfers by will or the laws of descent and distribution or transfers for tax-planning purposes in which your beneficial ownership and pecuniary interest in the transferred Securities does not change.
1.1.5Bona fide gifts of the Company’s Securities, unless you have reason to believe that the recipient intends to Transact in the Company’s Securities while you are aware of MNPI about the Company, or you are subject to a Blackout Period and you have reason to believe the recipient intends to Transact in the Company’s Securities during such Blackout Period.
5.Disclosure of MNPI Is Prohibited; No “Tipping”
You may not disclose MNPI about the Company or any other publicly traded company with which the Company has a business relationship learned in connection with your role as a Covered Person to others, make recommendations or express opinions to others about investments in or the prospects of the Company or those companies while in possession of this information, or otherwise make unauthorized disclosure or use of this information (collectively, “Tipping”). Tipping can result in legal liability and consequences under this Policy even if you did not benefit from the resulting Transaction.
Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the internet or through social media platforms, regardless of whether Covered Persons use their own name or a pseudonym, including the disclosure of MNPI about the Company or with respect to other publicly traded companies with which the Company has a business relationship that you learn in connection with your role as a Covered Person.
6.Other Prohibited Transactions
You may not:
1.1Engage in short sales of the Company’s Securities (sales of Securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned).
1.2Trade in derivatives of the Company’s Securities, such as exchange-traded put or call options and forward transactions.

1.3Purchase any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engage in any transactions that hedge or offset any decrease in the market value of the Company’s Securities or limit your ability to profit from an increase in the market value of the Company’s Securities.
1.4Hold the Company’s Securities in a margin account or pledge the Company’s Securities as collateral for a loan.
1.5Except under a 10b5-1 Plan meeting the requirements of Section 9 below, establish standing or limit orders for Transactions in the Company’s Securities for more than three (3) business days, and any such Transactions must otherwise comply with the restrictions and procedures of this Policy.
7.Blackout Periods; Preclearance of Transactions; Other Compliance Procedures
Except under a 10b5-1 Plan meeting the requirements of Section 9 below:
1.1No Covered Person may engage in Transactions in the Company’s Securities during a Semi-Annual Blackout Period regardless of whether they are actually aware of MNPI during that period.
“Semi-Annual Blackout Periods” are in effect with respect to each semi-annual announcement of financial results, starting on the forty-fifth day before the end of the then current semi-annual fiscal period (provided, if the 45th day of the month is not a business day, then the next business day) and ending when two (2) full trading days have passed following the public announcement of the Company’s semi-annual financial results for such period.
The Compliance Officer will notify Covered Persons by email when the Semi-Annual Blackout Period begins and ends. Even if you have not been notified, you must not Transact in the Company’s Securities during the Semi-Annual Blackout Period. If you have questions about a Semi-Annual Blackout Period, you should consult the Compliance Officer.
1.2In addition to Semi-Annual Blackout Periods, from time to time the Compliance Officer may decide to impose a “Special Blackout Period” for Covered Persons who are aware of particular information that the Compliance Officer considers likely to be MNPI. A Special Blackout Period may be imposed in connection with a potential acquisition, anticipated positive or negative announcements of financial results, cybersecurity incidents, or other potentially Material developments. The Compliance Officer will determine on an ongoing basis who is subject to a Special Blackout Period and notify such individuals. Even if you have not been notified, if you reasonably believe you are or should be subject to a Special Blackout Period, you must adhere to the following prohibition. If you are subject to a Special Blackout Period, you may not engage in Transactions in the Company’s Securities until notified by the Compliance Officer that the Special Blackout Period has ended.
Any person made aware of a Special Blackout Period should not disclose the existence of the Special Blackout Period to anyone else. If you have questions about a Special Blackout Period, you should consult the Compliance Officer.
1.3Preclearance of Transactions and 10b5-1 Plans; Related Procedures
1.1.1Prior to directly or indirectly engaging in, or entering into or modifying a 10b5-1 Plan for engaging in, Transactions in the Company’s Securities

(collectively, “Preclearance Events”) each of the Company’s directors or “officers” (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), and each of such persons, Covered Family Members and entities (to the extent they are also considered Covered Persons for purposes of this Policy) (collectively, “Preclearance Persons”) must submit a request for preclearance to the Compliance Officer. The Preclearance Person will be permitted to proceed only after (i) submitting at least three (3) days prior to any desired Preclearance Event a certification that the Preclearance Person is not in possession of MNPI, in form attached hereto as Exhibit A, and (ii) having the request for preclearance approved by the Compliance Officer in writing or via email.
1.1.2Covered Persons must also comply with SEC Rule 144 and all applicable reporting requirements. As such, in connection with the preclearance process, Preclearance Persons should provide to the Compliance Officer an analysis of how the proposed Preclearance Event complies with SEC Rule 144. 10b5-1 Plans for Preclearance Persons should also include a provision stating that the Preclearance Person will arrange for the electronic filing of any required Form 144 with the SEC via the EDGAR system and authorize the 10b5-1 Plan broker to notify the Company of all Transactions on the Preclearance Persons behalf.
1.1.3If a Preclearance Event is pre-cleared in accordance with this Policy, a Preclearance Person will then have three (3) business days to effect the Preclearance Event. However, if a Preclearance Person becomes aware of MNPI or becomes subject to a Blackout Period after receiving preclearance, but before the Preclearance Event has been effected, that person must not proceed with such Preclearance Event.
1.1.4The Compliance Officer is under no obligation to approve a request under the pre-clearance procedures provided for under this Policy and may determine to reject any request for any reason, including, but not limited to the proposed Transaction (i) exposing the Company or Covered Person to liability under any other applicable state or federal rule, regulation or law, (ii) potentially creating any appearance of impropriety, or (iii) potentially causing reputational or other harm to the Company, even if the proposed Preclearance Event would not violate the federal securities laws or a specific provision of this Policy. The Compliance Officer or a designee should consult others, as necessary, to gather information relevant to any request under this Section 7, and maintain written records of all such requests, including the certification required by Section 7.3.1, and the bases for approving such requests.
1.1.5Approval of any request under these preclearance procedures does not insulate you from liability under the securities laws. The ultimate responsibility for determining whether an individual is in compliance with the securities law rests with that individual in all cases.
1.4Other Procedures
1.1.1In communicating MNPI to Covered Persons, all Covered Persons must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information. This includes taking precautions to prevent unauthorized disclosure of MNPI about the Company in accordance with such other policies. Prohibitions and procedures relating to the internal and external dissemination of MNPI are addressed in the Company’s Corporate Communications Policy and related employment policies.
1.1.2The Company shall no less than annually provide training programs designed to promote compliance with insider trading laws and this Policy. Participation by Covered Persons (excluding Covered Family Members and entities considered Covered Persons for purposes of this Policy) in such programs is mandatory.
1.1.3As appropriate and directed by the Compliance Officer, Covered Persons will be required to complete and sign or confirm electronically an Insider Trading Policy Acknowledgement substantially in the form attached as Exhibit B. Each such acknowledgement shall form a part of the certifying individual’s permanent personnel file.
8.Exceptions
Transactions prohibited by Sections 4, 6, or 7 hereof may be exempted from the prohibitions set forth in this Policy if, prior to the Transaction, the Compliance Officer determines that the Transaction is not inconsistent with the purposes of this Policy and exceptional circumstances apply and communicate a specific, narrow, limited, exception to you in writing.
The existence of a personal financial emergency does not excuse you from compliance with this Policy and will not be the basis for an exception to this Policy.
9.Planned Trading Programs
1.110b5-1 Plans
1.1.1It is not a violation of this Policy to Transact in the Company’s Securities while you are aware of any MNPI or during a Blackout Period if: (i) the Transactions are made pursuant to a written trading plan (a “10b5-1 Plan”) that complies with the requirements of this Policy and Rule 10b5-1(c) (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto) (“Rule 10b5-1”) under the Exchange Act; (ii) the 10b5-1 Plan was not entered into while you were subject to a Blackout Period; (iii) the 10b5-1 Plan contains a representation certifying that, on the date of adoption of the 10b5-1 Plan, you (a) are not aware of MNPI about the Company or its Securities and (b) adopted the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5-1 under the Exchange Act; and (iv) if required by Section 9.1.2, the 10b5-1 Plan was pre-cleared in writing in advance by the Compliance Officer; provided, however, that any and all Transactions in the Company’s Securities under a 10b5-1 Plan that satisfies the conditions in clauses (i) through (iv) shall not qualify for the foregoing exception if after you have entered into the 10b5-1 Plan you fail to act in good faith with respect to it, including with respect to modifications and terminations.
1.1.2Preclearance Persons must submit a proposed 10b5-1 Plan and any modification of a 10b5-1 Plan for preclearance in accordance with the provisions of Section 7.3 herein at least five (5) business days before the desired date of entry into or modification of such a plan.
1.2To help demonstrate that a 10b5-1 Plan fully complies with Rule 10b5-1 and this Policy, the Company has adopted the requirements for such plans set forth on Appendix A to this Policy.

10.Transactions by the Company
The Company will not Transact in its own Securities, except in compliance with applicable securities laws.
11.Inquiries
Any questions about this Policy, its application to a proposed Transaction, or the requirements of applicable laws should be directed to the Compliance Officer at Allyson.Krause@mynd.ai or to legal@mynd.ai.
12.Definitions
As used in this Policy, the following definitions apply:
“10b5-1 Plan” has the meaning set forth in Section 9.1.1.
“Blackout Period” means a Semi-Annual Blackout Period and/or a Special Blackout Period.
“Company” has the meaning set forth in Section 1.
“Compliance Officer” for this Policy means the Company’s General Counsel; provided that in the event there is no General Counsel or the General Counsel is unavailable, the Company’s Chief Financial Officer shall be authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer.
“Covered Person” has the meaning set forth in Section 2.
“Exchange Act” has the meaning set forth in Section 7.3.1.
“Material Non-public Information” or “MNPI” has the meaning set forth in Section 3.
“Material” has the meaning set forth in Section 3.
“Non-Public” has the meaning set forth in Section 3.
“Policy” has the meaning set forth in Section 1.
“Preclearance Event” has the meaning set forth in Section 7.3.1.
“Preclearance Person” has the meaning set forth in Section 7.3.1.
“Semi-Annual Blackout Period” has the meaning set forth in Section 7.1.
“Rule 10b5-1” has the meaning set forth in Section 9.1.1.
“SEC” has the meaning set forth in Section 1.
“Security” means common stock, options to purchase common stock, debt securities, preferred stock and derivative securities, such as put and call options, warrants, swaps, caps and collars.
“Special Blackout Period” has the meaning set forth in Section 7.2.
“Tipping” has the meaning set forth in Section 5.

“Transact” or “Transaction” means purchases, sales, pledges, hedges, loans or other transactions in publicly traded Securities. For the avoidance of doubt, Transactions include gifts (including without limitation donations), unless exempted as described in Section 4.3 of this Policy, subsequent sales of the Company’s Securities issued pursuant to equity awards, as well as broker-assisted sales for the purpose of generating the cash needed to cover the costs of stock option exercises and/or tax withholding related to the exercise or settlement of equity awards.

Appendix A
MYND.AI, INC.
10B5-1 PLAN GUIDELINES
These 10b5-1 Plan Guidelines provide further requirements for entering into and operating a 10b5-1 Plan under the Company’s Insider Trading Policy (“Policy”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy.
1.Good Faith
You must act in good faith with respect to your 10b5-1 Plan under this Policy. Your failure to act in good faith with respect to a 10b5-1 Plan, including with respect to modifications and terminations, will cause the plan to no longer comply with Rule 10b5-1 and the Policy and potentially cause your prior Transactions in the Company’s Securities thereunder to violate the Policy.
2.Trades Outside of a 10b5-1 Plan
Any Transaction outside of a 10b5-1 Plan may mitigate the benefits of the 10b5-1 Plan. Consequently, Covered Persons should generally not Transact in the Company’s Securities (except as permitted by Section 4.3 of the Policy) outside of a 10b5-1 Plan while a 10b5-1 Plan is in effect.
3. 10b5-1 Plan Adoption or Termination (including Modification); Good-Faith Considerations
Section 9 of the Policy sets forth the requirements for entering into a 10b5-1 Plan, including preclearance requirements. The same requirements and provisions apply to any modification of a 10b5-1 Plan. Any questions regarding proposed modifications to, or terminations other than pursuant to the existing terms of, a 10b5-1 Plan should be directed to the Compliance Officer.
While Rule 10b5-1 does not expressly forbid the early termination of a 10b5-1 Plan, the SEC has made clear that once a 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good-faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b-5 under the Exchange Act. The risk associated with terminating a plan increases if the Covered Person promptly engages in market transactions or adopts a new 10b5-1 Plan. Such behavior could arouse suspicion that the Covered Person is modifying trading behavior in order to benefit from MNPI. Accordingly, Covered Persons are encouraged to not terminate 10b5-1 Plans except in unusual circumstances. For similar reasons, Covered Persons are encouraged to avoid frequent modifications of 10b5-1 Plans. Covered Persons are required to provide prompt notice of termination of any 10b5-1 Plan to the Compliance Officer. Furthermore, the Company recommends that Covered Persons refrain from engaging in new Transactions in the Company’s Securities or entering into a new 10b5-1 Plan for a reasonable period of time following a termination of a prior 10b5-1 plan other than pursuant to the terms of such plan.
4.Overlapping Plans
Under Rule 10b5-1, Covered Persons may not have more than one (1) 10b5-1 Plan in operation at any given time, subject to certain limited exceptions. Consult with the Compliance Officer to discuss whether any of these exceptions may apply to your situation, particularly if you wish to enter into a new 10b5-1 Plan under which trades will commence shortly after an existing 10b5-1 Plan would terminate in accordance with its terms.

5.Single-Trade Plans
Covered Persons may not enter into a 10b5-1 Plan that is designed to Transact the total amount of the Company’s Securities subject to the 10b5-1 Plan as a single transaction (a “Single-Trade Plan”), unless (i) the Covered Person has not, during the prior twelve (12)-month period, entered into another 10b5-1 Plan of the same design; and (ii) such other 10b5-1 Plan was eligible to receive the affirmative defense under Rule 10b5-1.
6.Timing of First Trade (Cooling-Off Periods)
For Company directors and officers, 10b5-1 Plans must be subject to a “cooling off” period pursuant to which no trading may commence after the 10b5-1 Plan is adopted until the expiration of the later of (i) ninety (90) days after the adoption of the 10b5-1 Plan, or (ii) two (2) business days following the filing of the Form 6-K or Form 20-F for the fiscal period in which the plan was adopted, not to exceed one hundred and twenty (120) days following adoption of the 10b5-1 Plan.
For other Covered Persons, 10b5-1 Plans must be subject to a “cooling off” period (between the date the 10b5-1 Plan is adopted and when trading under the plan may commence), pursuant to which no trading may commence after the 10b5-1 Plan is adopted until the expiration of 30 days after the adoption of the 10b5-1 Plan.
7.Specific Trading Schedules
1.1The Company encourages trading schedules to provide for a pattern of regular trades occurring over time to minimize any inference that the Covered Person is not acting in good faith.
1.2If the specified number of shares is not sold on a designated date for sale pursuant to a trading schedule, the unsold shares may be added to the order(s) for the following designated date of sale on a trading schedule; provided that the number of shares added to the subsequent date of sale on the trading schedule shall be limited to no more than the number of shares originally intended to be sold on the subsequent date of sale.
For example, if an individual has 5,000 aggregated, unsold shares under a 10b5-1 Plan but the trading schedule provides for only 1,000 shares to be sold per trading interval, the aggregation feature outlined in this section shall allow for trading of up to 2,000 shares in each trading interval thereafter until such time as the 5,000 aggregated, unsold shares under the 10b5-1 Plan have been sold.
8.Plan Suspension & Termination
10b5-1 Plans should include a provision that automatically suspends trading under the plan upon notice of suspension from the Company triggered by certain events. Events contemplated by such notice include underwritten public offerings by the Company and acquisition of the Company.
10b5-1 Plans should also include a provision automatically terminating the plan at some future date. In addition, any 10b5-1 Plan must provide for automatic termination in the event of death, a personal bankruptcy filing, the filing of a divorce petition, employment termination (in which case such automatic termination will occur at the beginning of the next open trading window), the last scheduled sale of shares, the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Company into shares of another company, or the conversion of the Company’s Securities into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).

9.Plan Brokers
Unless otherwise approved by the Compliance Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.
An insider must not communicate any MNPI about the Company to the broker or attempt to influence how the broker exercises his or her discretion in any way.

Exhibit A
MYND.AI, INC.
INSIDER TRADING POLICY
CERTIFICATION OF DIRECTORS AND OFFICERS
Pursuant to the Company’s Insider Trading Policy (the “Policy”) and the requirements of the federal securities laws, I hereby certify that I am not aware of any MNPI concerning the Company. I further understand that I am not authorized to trade in any Company Securities in reliance on this certification until I receive written preclearance from the Compliance Officer, and that, even if I receive preclearance, I will not trade if I have MNPI or am subject to a Blackout Period at the time the trade is to be executed. Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy.

Date:	Signature:
Printed Name:

Exhibit B
MYND.AI, INC.
INSIDER TRADING POLICY
ACKNOWLEDGMENT
I certify that I have read, understand and agree to comply with the Company’s Insider Trading Policy. I consent to the public disclosure of required information in the Company’s SEC filings regarding its 10b5-1 plans. I further agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Insider Trading Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Insider Trading Policy is termination of my employment, including termination for cause, or if I am a director, removal from the Company’s board of directors.

Revision History

Version	Effective Date	Approved By	Notes (e.g., description of changes)
1.0	December XX, 2023	Mynd.ai Board of Directors